Exhibit 99.4

UNITED STATES DISTRICT COURT
SOUTHERN DISTRICT OF NEW YORK
x

CASCAL N.V.,	:

:

Plaintiff,	:

:

v.	:	No. 10 Civ. 3613 (LAK)

:
SEMBCORP UTILITIES PTE LTD.,	:	ECF Case
SEMBCORP INDUSTRIES LTD.,	:
BIWATER INVESTMENTS LTD., and	:
BIWATER HOLDINGS LIMITED,	:

:

Defendants,	:
x

DECLARATION OF LAWRENCE MAGOR IN SUPPORT OF THE BIWATER

DEFENDANTS’ MOTION TO DISMISS FOR LACK OF JURISDICTION OR,

ALTERNATIVELY, ON FORUM NON CONVENIENS GROUNDS

1. I am the Chief Executive Officer of Biwater and a member of board of directors of Cascal N.V. I respectfully submit this declaration in support of Defendants’ Motion to Dismiss for Lack of Jurisdiction or, Alternatively, on Forum Non Conveniens Grounds.

2. I have been employed by Biwater since 1995. This declaration is based on my personal knowledge.

3. Biwater Investments Ltd and Biwater Holdings Limited are English corporations organized under the laws of England and Wales and headquartered in Dorking, Surrey, UK.

4. In 2008, Biwater engaged in internal deliberations regarding the exploration of potential alternatives to dispose of its 58.5% stake in Cascal.

5. On July 29, 2008, representatives of Biwater and Cascal participated in a face-to-face meeting to discuss Biwater’s decision to explore a sale of its stake in Cascal and to ask Cascal for its cooperation in a potential transaction. This meeting took place at Biwater House, the office building that houses the headquarters of both Biwater and Cascal, in Surrey. Philip Wainwright (Group Finance Director), Martin Duffy (Company Secretary), and I attended as Biwater representatives. The Cascal representatives in attendance were Stephane Richer (Chief Executive Officer and Director), Steve Hollinshead (Chief Financial Officer), and Jonathan Lamb (General Counsel and Company Secretary). All of these meeting participants reside in Europe and work in Surrey.

6. In 2008, with the cooperation and consent of Cascal, Biwater unsuccessfully explored the possible sale of its Cascal stake. In October 2009, Biwater resumed this sale process, again with Cascal’s cooperation and consent.

7. Biwater was assisted in the sale process by its financial advisors HSBC Bank Plc and legal counsel Allen & Overy, both based in London.

8. Cascal retained Squire, Sanders & Dempsey in New York as legal counsel during this process.

9. On October 21, 2009, Jonathan Lamb sent a letter to Biwater agreeing to cooperate and describing the terms under which Cascal would engage in the sale process. After negotiations via email and telephone between Cascal and Biwater representatives, a final agreement (the “Letter Agreement”) was signed on November 9, 2009. All negotiations for the Letter Agreement for Biwater occurred in Surrey.

10. Sembcorp Industries Limited, a Singapore company and potential buyer of Biwater’s Cascal stake, entered into a Non-Disclosure Agreement (the “NDA”) with Biwater on November 9, 2009. Negotiations for the agreement took place telephonically between counsel for Sembcorp and Biwater. All negotiations for the NDA for Biwater occurred in Surrey.

11. With the exception of certain New York-based outside attorneys who participated in the drafting of the confidentiality agreements, all of the witnesses of which I am aware to the negotiation of the Letter Agreement and the NDA are based in England and Singapore.

12. On March 1, 2010, Singapore-based representatives from Sembcorp, Kin Fei Tang (Group President and Chief Executive Officer), CG Tan (Executive Vice President of Group Business and Strategic Development), Richard Quek (Senior Vice President of Group Corporate Finance and Group M&A) and a representative from the Singapore office of Credit Suisse attended a meeting in Surrey with the Cascal board and its Special Committee to outline their proposed acquisition of Cascal's shares.

13. Negotiations continued through March and April between Sembcorp and Biwater for its stake in Cascal. Negotiations took place in face-to-face meetings in London in addition to phone discussions and email correspondence with principals for each company located in England and Singapore. On April 19, the Biwater board convened in Surrey to consider the status of Sembcorp's offer and, after deliberations, decided to proceed.

14. On April 26, 2010, Sembcorp and Biwater entered into a Tender Offer and Stockholder Support Agreement for the sale of Biwater's 58.5% stake in Cascal. This agreement was signed by Biwater in England.

I declare under penalty of perjury under the laws of the United States of America that the foregoing is true and correct.

Executed on May 12, 2010
In Dorking, Surrey, UK.

Lawrence Magor